Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
TELECOMMUNICATION SYSTEMS, INC.
at
$5.00 Net Per Share
by
TYPHOON ACQUISITION CORP.
a wholly owned subsidiary
of
COMTECH TELECOMMUNICATIONS CORP.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON TUESDAY, JANUARY 5, 2016, UNLESS THE OFFER IS EXTENDED.
To Our Clients:
Enclosed for your consideration are the offer to purchase dated December 7, 2015 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (as it may be amended or supplemented from time to time the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”) in connection with the tender offer by Typhoon Acquisition Corp., a Maryland corporation (“Purchaser”) and a wholly owned subsidiary of Comtech Telecommunications Corp., a Delaware corporation (“Comtech”), to purchase all the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Shares”), and shares of Class B common stock, par value $0.01 per share (the “Class B Shares”, together with the Class A Shares, the “Shares”), of TeleCommunication Systems, Inc., a Maryland corporation (“TCS”), at a purchase price of  $5.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Also enclosed is a letter to stockholders of TCS from Maurice B. Tosé, the Chairman, Chief Executive Officer and President of TCS, accompanied by TCS’ Solicitation/Recommendation Statement on Schedule 14D-9.
We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Your attention is directed to the following:
1.
The Offer Price is $5.00 per Share, in cash, net to you, without interest and subject to any required withholding taxes.

2.
The Offer is being made for all of the outstanding Shares.

3.
The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 22, 2015 (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among TCS, Comtech and Purchaser. The Merger Agreement provides, among other things, that after the successful completion of the Offer and subject to specified conditions, Purchaser will merge with and into TCS (the “Merger”), with TCS continuing as the surviving corporation and a wholly owned subsidiary of Comtech.
4.
The TCS board of directors (the “TCS Board”), acting upon the unanimous recommendation of the special committee of independent, disinterested directors of TCS formed for the purpose of, among other things, evaluating and making a recommendation to the TCS Board with respect to the Merger Agreement and the transactions contemplated thereby, has, by unanimous vote of all of the directors, (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby are fair to and in the best interests of TCS and the stockholders of TCS, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby and (iii) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that the stockholders of TCS accept the Offer and tender their Shares to Purchaser in the Offer.

5.
The Offer and withdrawal rights expire at 12:00 Midnight, New York City Time, at the end of the day on Tuesday, January 5, 2016, unless the Offer is extended by Purchaser (as extended, the “Expiration Date”).

6.
The Offer is conditioned upon, among other things:

•
there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with any Shares then owned by Comtech, Purchaser or their respective subsidiaries (if any), would represent at least a majority of the issued and outstanding Shares entitled to vote on the matter (not including any Shares tendered pursuant to guaranteed delivery procedures unless and until such Shares have actually been delivered in accordance with the terms of the Offer);

•
the expiration or termination of the waiting period (including any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
the absence of any law or order by any governmental authority of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which TCS or any of its subsidiaries, or Comtech or any of its subsidiaries, engage in material business activities that would prohibit, declare unlawful, enjoin or otherwise prevent the consummation of the Offer or the Merger or any of the transactions contemplated by the Merger Agreement; and

•
two business days (or such fewer number of business days that remain between the end of the Marketing Period and March 22, 2016) having passed after the completion of the Marketing Period (as described in the Offer to Purchase).

Other conditions of the Offer are described in the Offer to Purchase. See Section 13 “Conditions of the Offer” of the Offer to Purchase. See also Section 15 “Certain Legal Matters” of the Offer to Purchase. Consummation of the Offer is not conditioned on Purchaser or Comtech obtaining financing.
7.
Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.
The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
TELECOMMUNICATION SYSTEMS, INC.
at
$5.00 Net Per Share
by
TYPHOON ACQUISITION CORP.
a wholly owned subsidiary of
COMTECH TELECOMMUNICATIONS CORP.
The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase dated December 7, 2015 (as it may be amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented, the “Letter of Transmittal”), in connection with the tender offer by Typhoon Acquisition Corp., a Maryland corporation (“Purchaser”) and a wholly owned subsidiary of Comtech Telecommunications Corp., a Delaware corporation (“Comtech”), to purchase all the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Shares”), and shares of Class B common stock, par value $0.01 per share (the “Class B Shares”, together with the Class A Shares, the “Shares”), of TeleCommunication Systems, Inc., a Maryland corporation (“TCS”), at a purchase price of  $5.00 per Share, net to the seller in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.
Number of Shares to be Tendered:	Shares*
Account Number:
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
SIGN HERE
Signature(s)
Dated , 201_
Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security No.

*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.